Exhibit 4.49

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of January 15, 2019 (the “Effective Date”), is by and between Happy Goal Industries Limited, with its address at Suite A, 21F, Elton Bldg, 288 Des Voeux Road, Central, HongKong (the “Purchaser”), and SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”). Each of the Purchaser and the Company is referred to herein each as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser desire to provide for the issuance, sale and purchase of certain number of ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase of certain Ordinary Shares and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1           Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to issue, sell and deliver to the Purchaser, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature other than those imposed by the Articles of Association and Bylaws of the Company, and the Purchaser agrees to purchase from the Company, on the Closing Date (as defined below), 1,350,000 Ordinary Shares (the “Purchase Shares”).

Section 1.2           Purchase Price. The Purchaser shall pay an aggregate purchase price of US$1,566,000 (the “Purchase Price”) for the Purchase Shares.

Section 1.3           Closing.

(a)               Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchase Shares shall take place at a place determined by the Company at 9:00 A.M. New York time on a date that is no later than April 15, 2019 or at such other time or on such other date that is agreed upon in writing by the Company and the Purchaser (the “Closing Date”).

(b)               At or before the Closing, the Purchaser shall deliver the Purchase Price by wire transfer in immediately available funds to the Company’s bank account designated by the Company in a written notice to the Purchaser. At the Closing, the Purchaser shall deliver a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 1.4(b).

1

(c)               After the Closing and as soon as practicable, the Company shall make entry or entries in the register of members of the Company and deliver to the Purchaser the following items:

(i)                 A share certificate (x) representing the number of Purchase Shares and (y) evidencing the Purchaser as the holder of the Purchase Shares with the rights of a holder of Ordinary Shares under the Articles of Association and the Bylaws of the Company, such rights being the same as the rights of other holders of Ordinary Shares.

(ii)                A copy of the updated register of members of the Company evidencing the Purchaser as the holder of the Purchase Shares.

Section 1.4           Closing Conditions.

The obligations of the Company to issue and sell the Purchase Shares as contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, provided that any of which may be waived in writing by the Company in its sole discretion:

(a)               All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchase Shares shall have been completed and all corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchase Shares shall have been completed.

(b)               The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct in all material respects as of the Closing; and the Purchaser shall have performed and complied with in all material respects all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing.

(c)               No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of, or materially and adversely alter, the transactions contemplated by this Agreement or imposes any damages or penalties that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by or before any governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise makes illegal the consummation of, or materially and adversely alter, the transactions contemplated by this Agreement or impose any damages or penalties that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1           Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

(a)               Organization and Authority. Each of the Company and its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. Neither the Company nor any of its subsidiaries is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification, except to the extent that the failure to be so qualified and in good standing would not adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or adversely affect the ability of the Company and its subsidiaries to conduct the business as is currently conducted.

2

(b)               Due Issuance of the Purchase Shares. The Purchase Shares of the Company have been duly authorized and, when issued and delivered to the Purchaser and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and free of any liens or encumbrances, except as required by applicable laws, and issued in compliance with all applicable federal, securities laws and the Articles of Association and the Bylaws of the Company.

(c)               Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite actions on its part.

(d)               Noncontravention. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its subsidiaries is subject. To the Company’s best knowledge, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor compliance by the Company with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, it.

(e)               Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchaser in Section 2.2(f), neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority, except such as have been obtained, made, given or will be made promptly hereafter and any required filing or notification with the Securities and Exchange Commission.

Section 2.2           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)               Due Formation. It is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b)               Authority. It has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)               Valid Agreement. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)               Consents. Neither the execution and delivery by it of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by it of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

3

(e)               No Conflict. Neither the execution and delivery by it of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by it with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, it.

(f)                Status and Investment Intent.

(i)                 Experience. It has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Shares. It is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)                Purchase Entirely for Own Account. It is acquiring the Purchase Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. It does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchase Shares in violation of the United States Securities Act of 1933, as amended (the “Securities Act”) or other applicable laws.

(iii)               Not U.S. person. It is not a “U.S. person” (as such term is defined in Regulation S of the Securities Act) and is not purchasing the Purchase Shares for the account or benefit of any “U.S. person”.

(iv)              Distribution Compliance Period. It acknowledges that all offers and sales of the Purchase Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S of the Securities Act) be made only in accordance with Regulation S of the Securities Act, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom.

(v)               Restrictive Legend. It understands that the certificate evidencing the Purchase Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

(vi)              No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(g)               Financing. It has sufficient funds available to it to purchase all of the Purchase Shares pursuant to this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1           Lockup. Without the prior written consent of the Company, the Purchaser shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any encumbrance on, any of the Purchase Shares, or any right, title or interest therein or thereto, prior to the date that is 90 days after the Closing Date.

4

Section 3.2           Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representations or warranty and such claims shall survive until finally resolved.

Section 3.3           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing, (i) by mutual agreement of the Parties, (ii) by the Purchaser in the event that the Closing has not occurred by the date that is 90 days from the date of this Agreement. Nothing in this Section 3.3 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

Section 3.4           Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 3.5           Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Party.

(a)               The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b)               Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c)               The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d)               During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 3.6           Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.7           Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

Section 3.8           Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

5

Section 3.9           Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	Happy Goal Industries Limited Suite A, 21F, Elton Bldg, 288 Des Voeux Road, Central, HongKong

If to the Company, at:	SPI Energy Co., Ltd. 4677 Old Ironside Drive, Suite 190, Santa Clara, CA 95054 USA

Any Party may change its address for purposes of this Section 3.9 by giving the other Party a written notice of the new address in the manner set forth above.

Section 3.10       Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.11       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 3.12       Fees and Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 3.13       Public Announcements. The Purchaser shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company unless otherwise required by securities laws or other applicable law.

Section 3.14       Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof. Accordingly, each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.15       Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.16       Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

6

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SPI Energy Co., Ltd.

By:	/s/ Xiaofeng Peng
Name: Xiaofeng Peng
Title: Chief Executive Officer

7

Purchaser:

Happy Goal Industries Limited

By:	___________________________
Name:
Title:

8